Filed pursuant to Rule 433
Dated August 6, 2012
Registration Statement No. 333-182527

Filed pursuant to Rule 433
Dated August 6, 2012
Registration Statement No. 333-182527

INFORMATION UPDATED

On August 13, 2012, our move to the new servicing agent, BNY Mellon, will be completed.
Commencing on that date, your investment account number will be modified, and our new bank routing numbers will go into effect.

•	If you are enrolled in the check writing service, a new checkbook will be issued to you and you must begin to use the new checkbook once you have received it.
•

If you have authorized outside payees to make investments or redeem investments from your GE Interest Plus investment account, you will be required to update instructions you maintain with these payees

To allow you time to receive your new checkbook and update instructions, we will maintain our current relationship with our current agent bank, The Huntington National Bank, until October 4, 2012. This will allow us to continue processing previously issued checks and investments and redemptions coming from outside payees until that date.

Important: If you wire funds to your GE Interest Plus investment, there will NOT be a process in place to reroute the wire. Therefore, any funds you wire to your GE Interest Plus investment commencing August 13, 2012 must include our new bank routing number for wire transactions and your modified account number or the wire will be returned.

Please review the following information on upcoming changes that will go into effect commencing August 13, 2012.

Click on the topic to expand text and read more.

Your GE Interest Plus investment account number will change. Click here to find out how

FOR PERSONAL INVESTORS

For personal investments (individuals, joint tenants, custodial and personal trusts) the number 9350 will appear at the front of your current 10‐digit investment account number.

Here are examples of how personal investment account numbers will change:

If your investment account number is:	Your NEW investment account number will be:

924-XXXXXXX	9350-924-XXXXXXX

Filed pursuant to Rule 433
Dated August 6, 2012
Registration Statement No. 333-182527

912-XXXXXXX	9350-912-XXXXXXX
901-XXXXXXX	9350-901-XXXXXXX

FOR BUSINESS INVESTORS

For business investments, the number 9300 will appear at the front of your current 10-digit investment account number.

Here are examples of how business investment account numbers will change:

If your investment account number is:	Your NEW investment account number will be:
924-XXXXXXX	9300-924-XXXXXXX
912-XXXXXXX	9300-912-XXXXXXX
905-XXXXXXX	9300-905-XXXXXXX

Our bank routing and transit numbers will change. Click here to review them

Commencing on August 13, 2012, our agent bank will be BNY Mellon and our bank routing and transit numbers will change.

In addition, there will be a different routing number for wires and for Automated Clearing House (ACH) transfers (electronic transfers). Here are the bank routing numbers that will go into effect on August 13, 2012:

Bank Routing Number for ACH transfers:	ABA # 043302493
Wire instructions for Federal Reserve bank wires:	GE Interest Plus, BNY Mellon, Pittsburgh, PA ABA # 043000261 Your new 14 digit GE Interest Plus Investment Account #

Keep in mind that your new account number and the new routing numbers WILL NOT be valid until August 13th. If you use them prior to August 13th, your transaction will not be completed.

A new checkbook will be mailed to you after the conversion is complete

A checkbook will be mailed to you after the conversion is completed. Once you receive your new checkbook you must destroy your old checks and begin using your new checkbook. Note that we will continue to process your old checks until October 4, 2012 so you do not have to worry if you’ve written a check from previously issued checkbook.

If you have authorized outside payees to make investments or redeem investments from your GE Interest Plus investment account

Filed pursuant to Rule 433
Dated August 6, 2012
Registration Statement No. 333-182527
Externally generated payments to or payments from your GE Interest Plus investment will continue to be processed until October 4, 2012. After that date, only transactions initiated using your new account number and our new bank routing number will be processed and any transactions routed to The Huntington National Bank using your current account number and/or our current bank routing number will be rejected.

Our mailing addresses will change

Our new addresses will be provided to you in an insert that is included in the last statement sent from our current servicing agent.

An enhanced eService website will be introduced, but you will not have to re-register

Once the new site is available, you will login to eService with your current username and password. After you login, you’ll notice a change to our design and navigation and enhanced functionality. Information about these changes will appear on the new eService website when it is available.

The GE Interest Plus product name will be the same but our logo will change

When you go to our website after August 13, 2012 or receive your first statement issued by BNY Mellon, you will see the new logo “GE Capital Invest Direct” where the GE Interest Plus logo used to appear. We are making this change to make it clear to investors that GE Interest Plus is a direct investment in General Electric Capital Corporation.

We appreciate your investment and look forward to continuing to serve you.